                          SECURITIES AND EXCHANGE COMMISSION
                               WASHINGTON, D.C.  20549

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                                     SCHEDULE 13G

                      Under the Securities Exchange Act of 1934

                               (AMENDMENT NO.       )*


                                   Hartford Life, Inc
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                                   (NAME OF ISSUER)



                                Class A Common Stock
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                            (TITLE OF CLASS OF SECURITIES)



                                   416592-10-3
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                                 (CUSIP NUMBER)





* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                           (CONTINUED ON FOLLOWING PAGE(S))

CUSIP NO.                                                  Page 2 of 10 Pages
416592-10-3
------------------

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1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO.

      The Hartford Financial Services Group, Inc.
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (A) [    ]
      (B) [    ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
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4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Delaware
--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES                         -0-
BENEFICIALLY        ------------------------------------------------------------
OWNED AS OF         6    SHARED VOTING POWER
DECEMBER 31,
1997 BY EACH             114,000,000 (1)
REPORTING           ------------------------------------------------------------
PERSON WITH         7    SOLE DISPOSITIVE POWER
                          -0-
                    ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         114,000,000 (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      114,000,000 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      /    /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      81.4% (1)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      HC
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(1)  See Items 4 and 7

CUSIP NO.                                                  Page 3 of 10 Pages
416592-10-3
------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO.

      Hartford Accident and Indemnity Company
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (A) [    ]
      (B) [    ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES              ------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
OWNED AS OF
DECEMBER 31,             114,000,000 (1)
1997 BY EACH        ------------------------------------------------------------
REPORTING           7    SOLE DISPOSITIVE POWER
PERSON WITH         ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         114,000,000 (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      114,000,000 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      /    /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      81.4% (1)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IC
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(1) See Items 4 and 7

CUSIP NO.                                                  Page 4 of 10 Pages
416592-10-3
------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO.

      Hartford Fire Insurance Company
--------------------------------------------------------------------------------
2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (A) [    ]
      (B) [    ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES              ------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
OWNED AS OF
DECEMBER 31,             114,000,000 (1)
1997 BY EACH        ------------------------------------------------------------
REPORTING           7    SOLE DISPOSITIVE POWER
PERSON WITH         ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         114,000,000 (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      114,000,000 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      /    /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      81.4% (1)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IC
--------------------------------------------------------------------------------
(1) See Items 4 and 7

CUSIP NO.                                                  Page 5 of 10 Pages
416592-10-3
------------------

--------------------------------------------------------------------------------
1     NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO.

      Nutmeg Insurance Company
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2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
      (A) [    ]
      (B) [    ]
--------------------------------------------------------------------------------
3     SEC USE ONLY
--------------------------------------------------------------------------------
4     CITIZENSHIP OR PLACE OF ORGANIZATION

      Connecticut
--------------------------------------------------------------------------------
NUMBER OF           5    SOLE VOTING POWER
SHARES              ------------------------------------------------------------
BENEFICIALLY        6    SHARED VOTING POWER
OWNED AS OF
DECEMBER 31,             114,000,000 (1)
1997 BY EACH        ------------------------------------------------------------
REPORTING           7    SOLE DISPOSITIVE POWER
PERSON WITH         ------------------------------------------------------------
                    8    SHARED DISPOSITIVE POWER

                         114,000,000 (1)
--------------------------------------------------------------------------------
9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      114,000,000 (1)
--------------------------------------------------------------------------------
10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
      /    /
--------------------------------------------------------------------------------
11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

      81.4% (1)
--------------------------------------------------------------------------------
12    TYPE OF REPORTING PERSON

      IC
--------------------------------------------------------------------------------
(1) See Items 4 and 7

                                                           Page 6 of 10 Pages


Item 1(a) Name of Issuer:

               Hartford Life, Inc. ("Hartford Life")

Item 1(b)      Address of Issuer's Principal Executive Offices:

               200 Hopmeadow Street
               Simsbury, CT 06089


Item 2(a) Names of Persons Filing:

               The Hartford Financial Services Group, Inc. ("HIG") Hartford Accident and Indemnity Company ("HAI")
               Hartford Fire Insurance Company ("Hartford Fire")
               Nutmeg Insurance Company ("Nutmeg")


Item 2(b)      Address of Principal Business Office:

The principal business office of each of HIG, HAI, Hartford Fire and Nutmeg is 690 Asylum Avenue, Hartford, CT 06115


Item 2(c) Citizenship:

HIG is a Delaware corporation, and HAI, Hartford Fire and Nutmeg are each Connecticut corporations.


Item 2(d)      Title of Class of Securities:

               Class A Common Stock


Item 2 (e)     CUSIP Number:

               416592-10-3


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                                                           Page 7 of 10 Pages

Item 3. If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b), check whether the person filing is a:

          (a)  [  ] Broker or Dealer registered under Section 15 of the Act
          (b)  [  ] Bank as defined in Section 3(a)(6) of the Act
          (c) [x] Insurance Company as defined in section 3(a)(19) of the Act
          (d) [ ] Investment Company registered under section 8 of the Investment Advisers Act of 1940
          (e) [ ] Investment Adviser registered under section 203 of the Investment Advisers Act of 1940
          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Section 240.13d-1 (b)(1)(ii)(F)
          (g) [x] Parent Holding Company, in accordance with Section 240.13d-1(b)(ii)(G) (Note: See Item 7)
          (g)  [  ] Group, in accordance with Section
                    240.13d-1(b)(1)(ii)(H)


Item 4.   (a)  Amount Beneficially Owned:

          (b)  Percent of Class:

               As of December 31, 1997, HAI was the holder of record of 114,000,000 shares of Hartford Life's Class B Common Stock. Each share of Class B Common Stock is convertible into one share of Class A Common Stock, at the option of the holder, subject to certain limitations set forth in Hartford Life's Amended and Restated Certificate of Incorporation. Such 114,000,000 shares represented approximately 81.4% of Hartford Life's issued and outstanding shares of Class A Common Stock and Class B Common Stock.

          (c) For information on voting and dispositive power with respect to each of the filing persons, see items 5-8 of the cover pages to this Schedule 13G.

Item 5.   Ownership of Five Percent or Less of a Class:

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: ( )

Item 6.   Ownership of More than Five Percent on behalf of Another Person:

          Not applicable.

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                                                           Page 8 of 10 Pages

Item 7. Identification and Classification of the Subsidiary which Acquired the Security being Reported on by the Parent Holding Company:

          HAI is the stockholder of record of the 114,000,000 shares of Hartford Life's Class B Common Stock that are convertible into shares of Hartford Life's Class A Common Stock. HAI is an insurance company incorporated under the laws of the State of Connecticut. HAI is a wholly-owned subsidiary of Hartford Fire, an insurance company incorporated under the laws of the state of Connecticut. Hartford Fire is a wholly-owned subsidiary of Nutmeg, an insurance company incorporated under the laws of the state of Connecticut. Nutmeg is a wholly-owned subsidiary of HIG.

Item 8.   Identification and Classification of Members of the Group:       N/A

Item 9.   Notice of Dissolution of Group:    N/A

Item 10.  Certification:

     By signing below I certify that to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                                                           Page 9 of 10 Pages

     Signature

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  February 13, 1998

                         THE HARTFORD FINANCIAL SERVICES GROUP, INC.

                         /s/ Michael O'Halloran
                         -------------------------------------------
                         Michael O'Halloran
                         Vice President and Corporate Secretary


                         HARTFORD ACCIDENT AND INDEMNITY COMPANY

                         /s/ Michael O'Halloran
                         -------------------------------------------
                         Michael O'Halloran
                         Vice President and Corporate Secretary


                         HARTFORD FIRE INSURANCE COMPANY

                         /s/ Michael O'Halloran
                         -------------------------------------------
                         Michael O'Halloran
                         Vice President and Corporate Secretary


                         NUTMEG INSURANCE COMPANY

                         /s/ Michael O'Halloran
                         -------------------------------------------
                         Michael O'Halloran
                         Vice President and Corporate Secretary

                                                           Page 10 of 10 Pages
                                        EXHIBIT I



                                JOINT FILING AGREEMENT


     Each of the undersigned hereby agrees that the Schedule 13G filed herewith is filed jointly, pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, on behalf of each of them.

Dated:   February 13, 1998

THE HARTFORD FINANCIAL SERVICES GROUP, INC.


/s/ Michael O'Halloran
------------------------------------------
Michael O'Halloran
Vice President and Corporate Secretary

HARTFORD ACCIDENT AND INDEMNITY COMPANY


/s/ Michael O'Halloran
------------------------------------------
Michael O'Halloran
Vice President and Corporate Secretary

HARTFORD FIRE INSURANCE COMPANY


/s/ Michael O'Halloran
------------------------------------------
Michael O'Halloran
Vice President and Corporate Secretary


NUTMEG INSURANCE COMPANY


/s/ Michael O'Halloran
------------------------------------------
Michael O'Halloran
Vice President and Corporate Secretary